                                                                      EXHIBIT 12


                               SCHEDULE OF RATIOS



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
                                                                          3 Months         3 Months
                                                                            Ended            Ended
                                                                          March 31,        March 31,
                                                                            1999              1998
                                                                          ---------        ---------
                                                                                  ($ in 000's)
RATIO OF EARNINGS TO FIXED CHARGES
          Income before income taxes and extraordinary item ............  $(11,950)        $(258,500)
          Interest .....................................................    19,890            10,688
          Preferred Stock Dividends ....................................     4,028                --
          Bond discount amortization (a) ...............................        --                --
          Loan cost amortization .......................................        21                21
                                                                          --------         ---------
          Earnings .....................................................  $ 11,987         $(245,791)

          Interest expense .............................................  $ 19,890         $  10,688
          Capitalized interest .........................................     1,060             2,252
          Preferred Stock Dividends ....................................     4,026                --
          Bond discount amortization (a) ...............................        --                --
          Loan cost amortization .......................................        21                21
                                                                          --------         ---------
          Fixed Charges ................................................  $ 24,987         $  12,961
          Ratio ........................................................      0.48            (18.96)

(A) Bond discount excluded since its included in interest expense

          Insufficient coverage ........................................  $ 13,000         $ 258,752
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